Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.17

EMPLOYMENT AGREEMENT

Employment Agreement (“Agreement”) dated as of Feb 20, 2017 (the “Effective Date”), between Evergreen Packaging Inc., a Delaware corporation (“Employer”), and John Rooney (“Executive”).

1. Term. The term of Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the terms hereof (the “Term”).

2. Position. Duties and Location. Executive shall serve as Chief Executive Officer of GEC Packaging Technologies LLC (the “Company”). In this position, Executive shall have such duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”) or owner (the “Owner”) of Reynolds Group Holdings Limited (“RGHL”), provided that such duties shall be consistent with those of a chief executive officer. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company and shall not engage in any other business activity without prior written approval from RGHL’s CEO or Owner. Executive shall perform the services required by this Agreement at the Company’s principal offices, except for customary business travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder.

3. Compensation and Related Matters. During the Term:

(a) Base Salary. Executive’s annual base salary (the “Base Salary”) shall be $1,500,000. The Base Salary shall be payable in periodic installments in accordance with the usual practice of the Company for its senior executives. Executive’s Base Salary will be reviewed but not necessarily increased annually as part of the Company’s merit review process.

(b) Annual Bonus. Executive shall be eligible to receive an annual bonus (the “Annual Bonus”), as determined in the sole discretion of RGHL’s CEO or Owner. The Annual Bonus, if any, earned by Executive in respect of any year shall be paid to Executive at the time that the Company pays its annual bonuses to its employees generally (usually around March 15 of the following year). Executive has the ability to earn a target bonus of 115% of Base Salary, up to a maximum of 230% of Base Salary.

(c) Long-Term Incentive Plan. Executive shall be eligible to participate in RGHL’s Long-Term Incentive Plan as determined in the sole discretion of the RGHL’s CEO.

(d) Expenses. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e) Other Benefits. Executive shall be entitled to participate in the Company’s employee health and welfare plans, policies, programs and arrangements as they may be amended from time to time, to the extent Executive meets the eligibility requirements for any such plan, policy, program or arrangement.

Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

(f) Vacation. Executive shall be entitled to paid vacation, as well as holidays and other paid absences, in accordance with the Company’s policies and procedures for similarly situated executives of the Company to the extent Executive meets the eligibility requirements for any such policy and procedures.

4. Termination. Executive’s employment hereunder may be terminated as set forth in this Section 4. Upon any termination of Executive’s employment, the Term shall automatically end.

(a) Death. Executive’s employment hereunder shall automatically terminate upon his death.

(b) Discharge by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time. For purposes of this Agreement, “Cause” shall mean in the good faith determination of RGHL’s CEO or Owner that Executive has engaged in conduct consisting of (i) dishonesty or other serious misconduct related to Executive’s duties as an employee of the Company, or (ii) willful and continual failure (unless due to incapacity resulting from physical or mental illness) to perform the duties of Executive’s employment after written demand for substantial performance is delivered to Executive by the Company specifically identifying the manner in which Executive has not substantially performed such duties.

(c) Termination Without Cause. The Company may terminate Executive’s employment hereunder at any time without Cause upon 30 days’ written notice to Executive. Any termination by the Company of Executive’s employment under this Agreement other than pursuant to Section 4(a) or Section 4(b) shall be deemed a termination without Cause.

(d) Termination by Executive. Executive may terminate his employment hereunder upon 60 days’ written notice to the Company.

(e) Notice of Termination. Except for termination as specified in Section 4(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written to the other party hereto, specifying the applicable termination provision of this Agreement (a “Notice of Termination”). The “Date of Termination” shall mean: (i) if Executive’s employment is terminated by his death, the date of his death; or (ii) the date specified in the applicable Notice of Termination. Notwithstanding the foregoing, if Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5. Compensation Upon Termination.

(a) Termination Generally. If Executive’s employment with the Company is terminated for any reason, Executive (or his authorized representative or estate) shall, through the Date of Termination, be paid or provided with (i) any earned but unpaid Base Salary, (ii) unpaid expense reimbursements, and (iii) any vested benefits Executive may have under any employee benefit plan of the Company (the “Accrued Obligations”). The Accrued Obligations shall be paid at the time(s) specified under any applicable employee benefit plan, or, if there is no applicable employee benefit plan, within 30 days after Executive’s Date of Termination.

Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) Termination by the Company Without Cause. If Executive’s employment is terminated by the Company without Cause as provided in Section 4(c), then Executive shall be paid or provided with the Accrued Obligations through the Date of Termination and, subject to Section 5(c). Executive shall also be paid or provided with the following:

(i) Severance. A severance payment (the “Severance Amount”) equal to one times Executive’s Base Salary. Subject to Section 5(c) and Section 6, the Severance Amount shall be paid to Executive in equal installments in accordance with the Company’s normal payroll practices over a period of 12 months following the Date of Termination; provided that no amount of the severance shall be payable until the revocation period for the Release described in Section 5(c) shall have expired (and Executive shall not have revoked his agreements in the Release), and any amount that would have been paid to Executive but for this proviso shall be accrued and paid to Executive on the first payroll date immediately following the expiration of such revocation period. Notwithstanding the foregoing, and in addition to any other rights or remedies the Company may have at law or in equity, if Executive breaches any of the provisions of Section 7, his right to receive further payments of the Severance Amount shall be terminated.

(ii) Severance Following Sale of Business. Notwithstanding Section 5(b)(i), if (i) a Sale of Business (as defined below) occurs and (ii) within 12 months following the closing of such Sale of Business either (A) Executive is terminated without Cause, or (B) Executive’s position is materially reduced in remuneration or scope of duties and Executive terminates his employment, then the Severance Amount shall be two times Executive’s Base Salary and will be paid over a period of 24 months following the Date of Termination. All other terms of Section 5(b)(i) will apply. For purposes of this Section 5(b)(ii):

(A) a “Sale of Business” shall mean the sale or other disposition of businesses or assets that, as of the most recent year end, generated more than 50% of the Company’s EBITDA (as determined in good faith by RGHL’s CEO, based on the Company’s regularly prepared financial statements), provided that a disposition as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization shall not constitute a Sale of Business.

(B) Executive’s position shall not be materially reduced by reason of the Company being smaller or having less operations as a result of the Sale of Business so long as Executive remains chief executive officer with duties and responsibilities consistent with Executive’s duties and responsibilities prior to the Sale of Business.

Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

(iii) Health Care Continuation. In addition, Executive and his eligible dependents, if any, shall continue to be covered by the Company’s health plan (the “Health Plan”), as in effect from time to time, and subject to the rules thereof (including any requirement to make contributions or pay premiums, except that Executive shall contribute or pay on an after-tax basis) for one year following the Date of Termination. If the provision to Executive of the insurance coverage described in this Section would either: (A) violate the terms of the Health Plan (or any related insurance policies), or (B) violate any of the nondiscrimination requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to the health insurance coverage, then the Company, in its sole discretion, may elect to pay Executive, in lieu of the health insurance coverage described under this Section 5(b)(iii), a lump-sum cash payment equal to the total monthly premiums (or in the case of a self-funded plan, the cost of COBRA continuation coverage) that would have been paid by the Company for Executive under the Health Plan.

(c) Release. Any payment that may become due under Section 5(b) shall be subject to Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) within the 21-day period following the Date of Termination and the expiration of the seven-day revocation period for the Release. In the event Executive fails to sign such Release within the 21-day period following the Date of Termination or revokes the Release prior to the expiration of the seven-day revocation period for the Release, Executive shall reimburse the Company for any payment made to Executive under Section 5(b) prior to the expiration of such seven-day revocation period for the Release. In addition, notwithstanding anything else herein to the contrary, Executive’s entitlement to the payments and benefits described in Section 5(b) shall be contingent upon Executive abiding by and not breaching any of the covenants set forth in the Release and in Section 7 hereof.

6. Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit described in this Agreement would be considered deferred compensation subject to Section 409A(a) of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment or within a certain time following the “Date of Termination,” then such payments or benefits shall be payable only upon Executive’s “separation from service” within the meaning of Section 409A of the Code and the “Date of Termination” shall be the date on which Executive experiences such “separation from service.” The determination of whether and when a “separation from service” has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). If this Agreement provides for a payment to be made within a period of time, the date within such period on which such payment shall be made shall be determined by the Company in its sole discretion and, for the avoidance of doubt, the Company will pay the Severance Amount after the 45th day following the Date of Termination.

(b) Notwithstanding anything in this Agreement to the contrary, if at the time of Executive’s “separation from service”, Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s “separation from service” would be considered deferred compensation subject to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s “separation from service”, or (B) Executive’s death.

Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information. Non-Competition and Cooperation.

(a) Certain Definitions. As used in this Agreement:

(i) “Confidential Information” means information belonging to the Company or any of its affiliates, including RGHL and all of RGHL’s subsidiaries (collectively, the “Company Group”) which is of value to any member of the Company Group in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company Group. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of any member of the Company Group. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which any member of the Company Group has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain unless due to breach of Executive’s duties under Section 7(b).

(ii) “Company Inventions, Discoveries and Improvements” shall mean any and all inventions, discoveries, improvements, ideas, data, research and works of authorship made, discovered or developed by Executive, solely or jointly with others, during the term of Executive’s employment within the Company Group and that relate in any manner to the business of the Company Group.

Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) Confidentiality. Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information. At all times, both during Executive’s employment with the Company and after the termination thereof, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by any member of the Company Group or are produced by Executive in connection with Executive’s employment shall be and remain the sole property of the Company Group. Executive shall return to the Company all such materials and property as and when requested by the Company. In any event, Executive shall return all such materials and property immediately upon termination of Executive’s employment for any reason. Executive will not retain with Executive any such material or property or any copies thereof after such termination.

(d) Non-Competition and Non-Solicitation. During Executive’s employment with the Company Group and for one year thereafter, regardless of the reason for the termination, without the prior written consent of the Company Executive shall not, individually or jointly with any other person, directly or indirectly:

(i) conduct any business, or own, manage, join, control, finance, participate in the ownership, management, operation, control, or financing of, or become or be connected with or otherwise become or be interested in or associated in any way with, any person or entity engaged in the design, manufacturing, distribution, marketing or sale of any food and beverage packaging and storage products;

(ii) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of any member of the Company Group to terminate his or her employment with the Company Group or to accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any other person entity; or

(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of or supplier to any member of the Company Group to terminate an existing business or commercial relationship with any member of the Company Group or transfer some or all of such person’s business or relationships with any member of the Company Group

Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the members of the Company Group’s interest in Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

(e) Assignment of Inventions. Executive shall hold in trust for the benefit of Company and disclose promptly and fully to Company in writing, Company Inventions, Discoveries and Improvements. Executive hereby assigns any and all right, title and interest Executive has or will have in any of Company Inventions, Discoveries and Improvements to Company. Any and all of Company Inventions, Discoveries and Improvements are the sole and exclusive property of Company, whether patentable or not, and Executive agrees that Executive will assist and fully cooperate in every proper way, at Company’s expense, in securing and enforcing, for Company’s sole benefit, patents for Company’s Inventions, Discoveries and Improvements in any and all countries. Within one year following the termination of Executive’s employment and without limiting the generality of these provisions, any inventions, discoveries and improvements of Executive relating to any Company subject matter on which Executive worked or was informed of during Executive’s employment by Company shall be presumed to have been conceived and made prior to the termination of Executive’s employment and shall be included as Company Inventions, Discoveries and Improvements unless Executive proves by clear and convincing evidence that such invention, discovery or improvement was conceived and made following the termination of Executive’s employment.

(f) Cooperation. During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any member of the Company Group which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of any member of the Company Group at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7(f), including (if applicable) reasonable legal fees.

(g) Remedies. Executive agrees that it would be difficult to measure any damages caused to the Company Group which might result from any breach by Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, Executive agrees that if Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company Group. Further, in the event Executive breaches any of the promises set forth in this Section 7, Executive shall forfeit the right to receive or be provided with any payments or benefits under Section 5(b) and shall reimburse the Company for any amounts and benefits that have been paid or provided to Executive under Section 5(b).

Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Chicago, IL in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate (including, without limitation, the Company’s enforcement of Section 7); provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8. Further notwithstanding the foregoing, this Section 8 shall not limit the Company’s ability to terminate Executive’s employment at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including, but not limited to, any prior Agreement and/or compensation plan to which Executive and the Company or any of its affiliates are parties.

10. Withholding. All payments made by the Company to Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Executive’s employment to the extent necessary to effectuate the terms contained herein.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CLO.

Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company (other than Executive).

16. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Illinois without giving effect to the conflict of laws principles of such State.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

EVERGREEN PACKAGING INC.

By:	/s/ Joseph E. Doyle
Name:	Joseph E. Doyle
Title:	Assistant Secretary

EXECUTIVE

By:	/s/ John Rooney
Name:	John Rooney
Date:	02/20/2017